        Exhibit 10.1
Supplemental Award Notification
2022 and 2023 Performance Share Units (PSUs)
This document is a supplemental document that replaces the Employment Events Appendix for all 2022 and 2023 Performance Share Unit (PSU) awards. All other terms and conditions of The Coca-Cola Company 2014 Equity Plan and related agreements continue to apply, including, but not limited to, the provisions related to prohibited activities.
Employment Events Appendix
The table below sets out the impact to your Award (if any) upon certain employment events. The terms of the table below apply to vested and unvested portions of an Award equally, unless otherwise stated. Except as otherwise specified herein, all other terms and conditions of your Award continue to apply.

Event	Impact to your Award
Disability	Whether your employment with the Company or a Subsidiary terminates because of Disability or whether you remain employed, there is no impact to your Award.
Death
Any Award that has not been accepted terminates immediately upon your death and may not be transferred to your heirs.
If you die while employed with the Company or a Subsidiary, your Award immediately vests, and your estate will be paid, within 90 days after your death, a cash amount equal to the value of (1) the target number of shares of Stock subject to the Award, if you die before the end of the performance period, or (2) the shares of Stock earned, if you die after the end of the performance period. The value shall be determined based on the closing price of the Stock on the date of death (or in the case of a non-trading day, the next trading day).

Leave of absences[1]
If you are on (1) US military leave, (2) a Company-paid leave of absence (meaning paid under Company payroll), or (3) an unpaid leave of absence (approved pursuant to a published Company policy available to all employees covered under the policy) of 12 months or less, there is no impact to your Award.
For all other leaves of absence not specified in the paragraph above, including all approved unpaid leaves that extend beyond 12 months:
•any portion of your Award that is unvested is immediately forfeited[1]; or
•if the Committee identifies a valid business interest in doing otherwise, it may specify what provisions it deems appropriate at its sole discretion (provided that the Committee shall have no obligation to consider any such matters).

1 If an approved unpaid leave of absence extends beyond 12 months, the portion of your Award that is unvested as of the end of the 12th month is forfeited.

Event	Impact to your Award
Transfer	If you transfer (1) between the Company and any Subsidiary or, (2) at the Committee’s discretion, to an Affiliate that is not a Subsidiary, there is no impact to your Award.
Termination[2]
A. If your employment with the Company or a Subsidiary terminates after attaining age 60:
•Awards held less than 12 months are immediately forfeited, and
•there is no impact on Awards held at least 12 months.

B. If your employment with the Company or a Subsidiary terminates involuntarily for any reason other than for cause within one year after a Change in Control, your Award will be treated as described in the Plan.

C. If your employment with the Company or a Subsidiary terminates prior to attaining age 60 (or after attaining age 60 and your award would be forfeited under paragraph A) because of (1) an involuntarily termination due to a reduction in workforce, internal reorganization, or job elimination and you sign a release of all claims and, if requested, an agreement on confidentiality and competition, or (2) you participate in a Company or Subsidiary-sponsored voluntary separation program:
•if any portion of your Award normally vests within 10 months after your termination date, there is no impact to that portion of your Award, and
•all other Awards, or portions thereof, are immediately forfeited.

D. If your employment (1) with the Company or a Subsidiary terminates for any other reason, or (2) with an Affiliate (that is not a Subsidiary) terminates for any reason[2] , your Award is immediately forfeited.
Notwithstanding anything herein, if your employment with an Affiliate terminates and you immediately become employed by the Company or a Subsidiary, there is no impact on your Award.

For the purposes of your Award, you are deemed to have terminated employment on the date you are no longer actively providing services to the relevant entity or entities, regardless of the reasons for termination and whether or not later found to be invalid or in breach of your employment agreement, if any, or employment laws in the jurisdiction where you are employed. The Committee has exclusive discretion to decide when you are considered to be no longer actively providing services for the purposes of your Award. However, you will not be considered to be actively providing services during any contractual notice period or any period of “garden leave” or similar period mandated under employment laws in the jurisdiction where you are employed or in your employment agreement, if any, unless the Committee decides otherwise.
2 This would apply in the case where the Committee determined that your transfer to the Affiliate would not impact your Award. If your employer no longer meets the definition of “Affiliate”, you are deemed to have terminated employment for the purposes of the Plan.